SEVENTEENTH AMENDMENT TO THE
SECURITIES LENDING AUTHORIZATION AGREEMENT BETWEEN EACH OF DIAMOND HILL FUNDS, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, DIAMOND HILL SECURITIZED CREDIT FUND,
AND STATE STREET BANK AND TRUST COMPANY

    This Seventeenth Amendment (this “Amendment”) dated as of August 21, 2025 is between each of Diamond Hill Funds, on behalf of its series as listed on Schedule B, severally and not jointly, Diamond Hill Securitized Credit Fund (each, a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”).

    Reference is made to the Securities Lending Authorization Agreement dated as of March 1, 2014, as amended to date, between the Diamond Hill Funds, on behalf of its series as listed on Schedule B thereto, and State Street (the “Agreement”).

    WHEREAS, the Trust has notified State Street that Diamond Hill Large Cap Concentrated Fund has converted to an ETF, the Diamond Hill Large Cap Concentrated ETF (the “ETF”);

    WHEREAS, the parties to the Agreement desire to amend the Agreement as set forth below to memorialize such conversion;

NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties mutually agree to amend the Agreement as follows:

1.Definitions. All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

2. 2.    Amendments. Schedule B (Funds) to the Agreement is hereby amended by deleting it in its entirety and replacing it with the revised Schedule B attached to this Amendment.

3. 3.    Representations and Warranties and Acknowledgments.

(a)Each party hereto represents and warrants that (i) it has the legal right, power and authority to execute and deliver this Amendment, to enter into the transactions contemplated hereby, and to perform its obligations hereunder; (ii) it has taken all necessary action to authorize such execution, delivery, and performance; (iii) this Amendment constitutes a legal, valid, and binding obligation enforceable against it; (iv) the execution, delivery, and performance by it of this Amendment will at all times comply with all applicable laws and regulations.

Information Classification: Limited Access
Information Classification: Limited Access

(b)The ETF represents and warrants that (i) it is a series of Diamond Hill Funds, an Ohio business trust, (ii) the Agreement, as amended hereby, is a legal, valid and binding Agreement enforceable per its terms and (iii) it shall continue to be fully bound by, and subject to, all of the covenants, terms and conditions of the Agreement, and shall be deemed to be a “Fund” thereunder for all purposes; and the ETF further makes each representation and warranty made by a Fund in the Agreement.

4. 4.    Miscellaneous. Except to the extent specifically amended by this Amendment, the provisions of the Agreement shall remain unmodified, and the Agreement is ratified and affirmed as being in full force and effect. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts, together, constitute only one (1) instrument.

5. 5.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

6. 6.    Effective Date. This Amendment shall be effective as of the date first written above.

IN WITNESS WHEREOF, the parties hereto execute this Seventeenth Amendment as an instrument under seal by their duly authorized officers by affixing their signatures below.

DIAMOND HILL FUNDS, on behalf of its series as listed on Schedule B, severally and not jointly By: /s/Thomas E. Line Name: Thomas E. Line Title: President	DIAMOND HILL SECURITIZED CREDIT FUND By: /s/Jo Ann Quinif Name: Jo Ann Quinif Title: President STATE STREET BANK AND TRUST COMPANY By: /s/David I. Kim Name: David I. Kim Title: Director

Information Classification: Limited Access
Information Classification: Limited Access

Schedule B

This Schedule is attached to and made part of the Securities Lending Authorization Agreement dated March 1, 2014 between DIAMOND HILL FUNDS, ON BEHALF OF ITS SERIES AS LISTED ON SCHEDULE B, SEVERALLY AND NOT JOINTLY, DIAMOND HILL SECURITIZED CREDIT FUND (each a “Fund” and collectively, the “Funds”), and STATE STREET BANK AND TRUST COMPANY, acting either directly or through any affiliates or subsidiaries (collectively, “State Street”), as amended.

Fund Name	Taxpayer Identification Number	Tax Year-End
DIAMOND HILLS FUNDS
Diamond Hill Small Cap Fund	31-1744015	31-Dec
Diamond Hill Small-Mid Cap Fund	05-0629738	31-Dec
Diamond Hill Mid Cap Fund	46-3858300	31-Dec
Diamond Hill Large Cap Fund	31-1778061	31-Dec
Diamond Hill Select Fund	05-0629736	31-Dec
Diamond Hill Long-Short Fund	31-6644613	31-Dec
Diamond Hill Short Duration Securitized Bond Fund	81-2797272	31-Dec
Diamond Hill Core Bond Fund	81-2797403	31-Dec
Diamond Hill International Fund	83-3076566	31-Dec
Diamond Hill Large Cap Concentrated ETF	86-1283377	31-Dec
Diamond Hill Core Plus Bond Fund	99-3914210	31-Dec
Diamond Hill Securitized Total Return Fund	33-4109801	31-Dec
DIAMOND HILL SECURITIZED CREDIT FUND
Diamond Hill Securitized Credit Fund	99-2838444	31-Dec

Information Classification: Limited Access